                                                                  Exhibit (h)(8)

                      FORM OF EXPENSE LIMITATION AGREEMENT

                                 ING FUNDS TRUST


     THIS EXPENSE LIMITATION AGREEMENT, effective this 23rd day of September, 2002, by and between ING Investments, LLC (the "Investment Manager") and ING Funds Trust (the "Trust"), on behalf of each series of the Trust set forth on Schedule A (each a "Fund," and collectively, the "Funds") as such schedule may be amended from time to time to add additional series.

     WHEREAS, the Trust is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type; and each Fund is a series of the Trust; and

     WHEREAS, the Trust and the Investment Manager desire that the provisions of this Agreement do not adversely affect a Fund's status as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), do not interfere with a Fund's ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

     WHEREAS, the Trust and the Investment Manager have entered into Investment Management Agreements (each a "Management Agreement"), pursuant to which the Investment Manager provides investment management services to the Funds for compensation based on the value of the average daily net assets of the Funds; and

     WHEREAS, the Trust and the Investment Manager have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each Fund may normally be subject;

     NOW THEREFORE, the parties hereto agree as follows:

1.   Expense Limitation.


     1.1. Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a class of the Fund in any fiscal year, including but not limited to investment management fees payable to the Investment Manager, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Fund's business, and expenses of any counsel or other persons or services retained by the Trust's trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in
Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager.


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     1.2. Operating Expense Limit. The maximum Operating Expense Limit in any fiscal year with respect to each class of each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of such class of the Fund.

     1.3. Method of Computation. To determine the Investment Manager's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of a Fund shall be annualized. If the annualized Fund Operating Expenses for any day of a class of a Fund exceed the Operating Expense Limit for that class, the Investment Manager shall remit to the appropriate class of the Fund an amount that, together with the waived or reduced investment management fee, is sufficient to pay that day's Excess Amount. Any such amounts remitted to a Fund shall be allocated among the classes of the Fund in accordance with the terms of the Fund's Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act. The Trust may offset amounts owed to a Fund pursuant to this Agreement against the advisory fee payable to the Investment Manager.

     1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to each class of a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   Recoupment of Fee Waivers and Expense Reimbursements.

     2.1. Recoupment. If on any day during which the Management Agreement with respect to a Fund is in effect, the estimated annualized Fund Operating Expenses of a class of such Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to recoup from such class of the Fund the investment management fees waived or reduced and other payments remitted by the Investment Manager to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped. Any such amounts recouped from a class of a Fund shall be recouped in accordance with the principles of the Fund's Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act.

     2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each class of a Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.   Term and Termination of Agreement.

     This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A hereto, as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the


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Investment Manager provides written notice of the termination of this Agreement termination of this Agreement to a lead Independent Trustee within ninety (90) days of the end of the then-current term for that Fund. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Trust, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within ninety (90) days of the end of the then-current term for a Fund.

4.   Miscellaneous.

     4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. Interpretation. Nothing herein contained shall be deemed to require a Fund or the Trust to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

     4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement with respect to a Fund or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     4.4. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

                                        ING FUNDS TRUST


                                        By:
                                               ---------------------------------
                                        Name:  Robert S. Naka
                                        Title: Senior Vice President


                                        ING INVESTMENTS, LLC


                                        By:
                                               ---------------------------------
                                        Name:  Michael J. Roland
                                        Title: Executive Vice President




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                                   SCHEDULE A

                                     TO THE

                          EXPENSE LIMITATION AGREEMENT

                                 BY AND BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                                 ING FUNDS TRUST

                          EFFECTIVE: SEPTEMBER 23, 2003
                   EXPIRATION OF INITIAL TERM: MARCH 31, 2003

                            OPERATING EXPENSE LIMITS


     This Agreement relates to the following Funds:


                                                                     MAXIMUM OPERATING EXPENSE LIMIT
                                                                 (AS A PERCENTAGE OF AVERAGE NET ASSETS)
                                                ----------------------------------------------------------------------------
NAME OF FUND                                    Class A     Class B    Class C   Class I     Class M     Class Q     Class T
------------                                    -------     -------    -------   -------     -------     -------     -------
ING Classic Money Market Fund                     0.77        1.41       1.41      0.31        N/A         N/A         N/A
ING European Equity Fund                          1.90        2.65       2.65       N/A        N/A         N/A         N/A
ING GNMA Income Fund                              1.29        2.04       2.04      1.04       1.79        1.29        1.69
ING High Yield Bond Fund                          1.30        2.05       2.05       N/A        N/A         N/A         N/A
ING High Yield Opportunity Fund                   1.10        1.75       1.75       N/A       1.50        1.00        1.40
ING Intermediate Bond Fund                        1.15        1.90       1.90      0.90        N/A         N/A         N/A
ING Lexington Money Market Trust                  1.00         N/A        N/A       N/A        N/A         N/A         N/A
ING Money Market Fund                             1.50        2.25       2.25       N/A        N/A         N/A         N/A
ING National Tax-Exempt Bond Fund                 1.15        1.90       1.90       N/A        N/A         N/A         N/A
ING Strategic Bond Fund                           0.95        1.35       1.35       N/A        N/A        0.85         N/A

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                                                                                                                         HE



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